Exhibit 4.4
Execution Version
MONDELĒZ INTERNATIONAL, INC.
OFFICERS’ CERTIFICATE
July 3, 2024
Reference is made to (i) Section 301 of the Indenture dated as of March 6, 2015 (the “Base Indenture”), by and between Mondelēz International, Inc., a Virginia corporation (the “Company”), and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as modified by the Supplemental Indenture No. 1, dated as of February 13, 2019, between the Company and the Trustee, and the Supplemental Indenture No. 2, dated as of April 13, 2020, between the Company and the Trustee, and as further modified in respect of the Notes by the Officers’ Certificate pursuant to Sections 201 and 301 of the Base Indenture, dated as of the date hereof (the Base Indenture, as so modified, the  “Indenture”) and (ii) the Terms Agreement dated June 26, 2024 (the “Terms Agreement”), which incorporates the Amended and Restated Underwriting Agreement dated February 28, 2011 (the “Underwriting Agreement”), by and among the Company and CIBC World Markets Inc., Merrill Lynch Canada Inc., RBC Dominion Securities Inc. and TD Securities Inc., as representatives of the several Underwriters named therein, relating to the offer and sale by the Company of C$650,000,000 aggregate principal amount of its 4.625% Notes due 2031 (the “Notes”).
Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be.
Each of the undersigned, Senior Vice President, Global FP&A and Treasurer, in the case of Vitus Alig, and Vice President, Treasury Capital Markets & Assistant Treasurer, in the case of William Whisler, hereby certifies that the Vice President and Treasurer has authorized the issue and sale of the Notes by the Company, and, in connection with such issue, has determined, approved or appointed, as the case may be, the following:
1.Titles of the Securities: 4.625% Notes due 2031.
2.Principal Amount: C$650,000,000 aggregate principal amount.
3.Interest: The Notes will bear interest at a rate per annum of 4.625%. Interest on the Notes will accrue from July 3, 2024 and is payable in equal installments semi-annually in arrears on January 3 and July 3 of each year, beginning on January 3, 2025; provided that if any such date is not a business day, the interest payment will be postponed to the next succeeding business day, and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day (other than the maturity date or a date fixed for redemption).
Solely for the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such computation is equivalent during any particular period is the rate so used (x) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (y) divided by the number of days based on which such rate is calculated.
Interest on the Notes will be paid to persons in whose name a Note is registered at the close of business 15 days prior to the applicable interest payment date (or to the applicable depositary, as the case may be). For a full semi-annual interest period, interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. For an interest period that is not a full semi-annual interest period, interest on the Notes will be computed on the basis of a 365-day year and the actual number of days in such interest period (Actual/Actual Canadian Compound Method).
4.Form and Denominations: Fully-registered book-entry form, as a Registered Security, only, represented by one or more permanent Global Securities deposited with CDS Clearing and Depository Services Inc. (“CDS”), and registered in the name of CDS & Co., as nominee of CDS, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of C$2,000 and integral multiples of C$1,000 in excess thereof.
5.Maturity Date: The Notes will mature on July 3, 2031, unless the Notes are earlier redeemed or repaid in accordance with the Indenture and this Officers’ Certificate.
6.Optional Redemption:
Prior to May 3, 2031 (the date that is two months prior to the scheduled maturity date for the Notes) (the “Par Call Date”), the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the Canada Yield Price, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on an interest payment date falling on or prior to a redemption date shall be payable to the registered holders of the Notes (or one or more predecessor Notes) of record at the close of business 15 days prior to the applicable interest payment date, all as provided in the Indenture. Unless the Company defaults in the payment of the redemption price, interest on a Note or portion thereof called for redemption will cease to accrue on the applicable redemption date.
“Canada Yield Price” means, in respect of any Notes being redeemed, the price, in respect of the principal amount of the Notes, calculated by the Company as of the third business day prior to the redemption date of such Notes, equal to the sum of the present values of the Remaining Scheduled Payments using a discount rate equal to the Government of Canada Yield on such business day plus 31 basis points.
“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by the Company, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond maturing on the Par Call Date would carry if issued in CAD in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the Par Call Date.
“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on each Note that would be due after the related redemption date if the Note were redeemed on the Par Call Date. If the redemption date is not an interest payment date with respect to a Note, the amount of the next succeeding scheduled interest payment on each Note will be reduced by the amount of interest accrued on such Note to, but excluding, the redemption date.
If money sufficient to pay the redemption price on the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption.
The Company will, or will cause the Trustee or paying agent on its behalf to, provide notice of a redemption by first-class mail (or otherwise transmit in accordance with applicable procedures of CDS) to holders of the Notes to be redeemed at least 10 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. On or before the redemption date, the Company will deposit with the paying agent or set aside, segregate and hold in trust (if the Company is acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such Notes to be redeemed on that redemption date. If fewer than all of the Notes are to be redeemed, the paying agent will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called for redemption by such method as the paying agent deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no Notes of a principal amount of C$2,000 or less shall be redeemed in part.
7.Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc. and S&P Global Ratings within a specified period, the Company will be required to make an offer to purchase the Notes in cash at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Prospectus Supplement dated June 26, 2024 under the caption “Description of Notes—Change of Control”.
8.Sinking Fund: None.
9.Conversion or Exchange: The Notes will not be convertible or exchangeable into other securities of the Company or another Person.
10.Place of Payment; Transfer, Registration and Exchange; Notices and Demands: Payments of principal and interest on the Notes will be made as set forth in the Global Security representing the Notes attached hereto as Exhibit A. Transfer, registration and exchange of the Notes will be made as set forth in the Global Security representing the Notes attached hereto as Exhibit A. Any notice required to be given under the Notes to the Company, the Trustee or the Paying Agent under Section 105 of the Indenture shall be in English in writing and shall be delivered in person, sent by pre-paid post (first class if domestic, first class airmail if international) or by facsimile addressed to:

The Company:	Mondelēz International, Inc. 905 West Fulton Market, Suite 200 Chicago, Illinois 60607 United States Email: william.whisler@mdlz.com Fax: +1 (847) 943 4903 Attention: William Whisler, Assistant Treasurer

The Trustee:
Deutsche Bank Trust Company Americas
Trust and Agency Services
1 Columbus Circle, 17th Floor
New York, New York 10019
United States
Fax: +1 (732) 578 4635
Attention: Corporates Team / Mondelēz International, Inc.

The Paying Agent:	TSX Trust Company 301-100 Adelaide Street W. Toronto, ON M5H 4H1 Email: tmxestaff-corporatetrust@tmx.com
Any notice required to be given under the Notes to Holders shall be in accordance with the procedures of CDS
11.Events of Default and Restrictive Covenants: As set forth in the Indenture.
12.Trustee: Deutsche Bank Trust Company Americas.
13.Form of Notes: Attached as Exhibit A to this Officers’ Certificate delivered in connection with the delivery of the Notes. The further terms of the Notes shall be as set forth in the Prospectus Supplement dated June 26, 2024 and Exhibit A hereto.
14.Price to Public: 99.375% of the aggregate principal amount of the Notes, plus accrued interest, if any, from July 3, 2024.
15.Guarantees: The Notes shall not be issued with Guarantees.
16.Miscellaneous:
17.Depository: The Depository for the Notes shall be CDS Clearing and Depository Services Inc. or its successor.
(i)The terms of the Notes shall include such other terms as are set forth in the form of Notes attached hereto as Exhibit A and in the Indenture. In addition, the Global Securities for the Notes shall include the following language: “To the extent the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern;”
[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned Senior Vice President, Global FP&A and Treasurer and Vice President, Treasury Capital Markets & Assistant Treasurer, respectively, of the Company, have executed this Certificate as of the date first written above.

/s/ Vitus Alig
Name:	Vitus Alig
Title:	Senior Vice President, Global FP&A and Treasurer

/s/ William Whisler
Name:	William Whisler
Title:	Vice President, Treasury Capital Markets & Assistant Treasurer
[Signature Page to Officers’ Certificate—Section 301 of the Indenture]

EXHIBIT A
REGISTERED
No. 1
MONDELĒZ INTERNATIONAL, INC.
4.625% NOTE DUE 2031
Representing
C$650,000,000
CUSIP No. 609207 BD6
ISIN No. CA609207BD62
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS” or the “Depository”) TO MONDELĒZ INTERNATIONAL, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.
UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE LATER OF (I) JULY 3, 2024, AND (II) THE DATE MONDELĒZ INTERNATIONAL, INC. BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.
MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CDS & Co. (as nominee of the Depositary) or registered assigns, the principal sum of C$650,000,000 (SIX HUNDRED FIFTY MILLION CANADIAN DOLLARS) on July 3, 2031, and to pay interest thereon from July 3, 2024, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate per annum of 4.625%, in equal installments semi-annually in arrears on January 3 and July 3 of each year (each, an “Interest Payment Date”), beginning on January 3, 2025, until the principal hereof is paid or made available for payment.
If any Interest Payment Date is not a business day, the Interest Payment Date will be postponed to the next succeeding business day, and no interest will accrue as a result of such delayed payment on amounts payable from and after such Interest Payment Date to the next succeeding business day (other than the maturity date or a date fixed for redemption).
The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person (or to the Depositary, as the case may be) in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the preceding June 18 and December 19 (each, a “Record Date”) before the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee for the Notes, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Payment of the principal, premium (if any), interest, including payment made upon any redemption or repurchase, and additional amounts, if any, with respect to this Note will be made at the office or agency of the Company maintained for that purpose in Toronto, Ontario, which will initially be the principal corporate trust office or agency of TSX Trust Company (the “Paying Agent”); provided, that, at the option of the Company, payment of interest on any Interest Payment Date (other than on the maturity date or upon redemption or repurchase) may be made by check mailed or delivered to the address of the Person entitled thereto as such address shall appear on the Security Register or by wire transfer to the accounts of the Holders of such certificated notes if appropriate wire transfer instructions have been received in writing by the Paying Agent not less than 15 days prior to the applicable Interest Payment Date. Notwithstanding the foregoing, the Company will make payments of interest on any Interest Payment Date (other than on the maturity date or any redemption date or upon repurchase) to each registered holder of C$10,000,000 or more in aggregate principal amount of certificated notes by wire transfer if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the Paying Agent not less than 15 days prior to the applicable Interest Payment Date. Any wire transfer instructions received by the Paying Agent shall remain in effect until revoked by the applicable registered holder. The principal and interest payable on any of the Notes at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the Registrar and Transfer Agent. Notwithstanding the foregoing, payment of any amount payable in respect of a Note in global form (a “Global Note”) shall be made in accordance with the applicable procedures of the Depositary.
Payments of principal, premium (if any), interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the Notes will be made in Canadian dollars (“CAD”). If CAD are unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Notes will be made in U.S. dollars until CAD are again available to the Company. In such circumstances, the amount payable on any date in CAD will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the CAD, as determined by the Company in its sole discretion. Any payments in respect of such Notes so made in U.S. dollars will not constitute an event of default under the terms of the Notes or the Indenture. Neither the
2

Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. All determinations referred to above in this paragraph made by the Company shall be at the Company’s sole discretion and, in the absence of manifest error, shall be conclusive for all purposes and binding on Holders.
“market exchange rate” means the noon buying rate in The City of New York for cable transfers of CAD as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
“business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in Toronto, Ontario, Canada or New York, New York, United States.
For a full semi-annual interest period, interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. For an interest period that is not a full semi-annual interest period, interest on the Notes will be computed on the basis of a 365-day year and the actual number of days in such interest period (Actual/Actual Canadian Compound Method).
Solely for the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such computation is equivalent during any particular period is the rate so used (x) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (y) divided by the number of days based on which such rate is calculated.
Interest on the Notes will be calculated from the last date on which interest was paid on the Notes (or July 3, 2024, if no interest has been paid on the Notes) to, but excluding, the next scheduled Interest Payment Date.
The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.
If the maturity date or a date fixed for redemption or repurchase is not a business day, then payment of principal, premium, if any, interest, and additional amounts, if any, with respect to the Notes need not be made on such date, but may be made on the next succeeding business day, in each case with the same force and effect as if made on the scheduled maturity date or such date fixed for redemption or repurchase, and no interest shall accrue as a result of such delayed payment on amounts payable from and after the scheduled maturity date or such redemption date or repurchase date, as the case may be, to the next succeeding business day.
Additional provisions of this Note are contained on the reverse hereof, and such provisions shall have the same effect as though fully set forth in this place.
Unless the certificate of authentication hereon has been executed by the Trustee or by the Authenticating Agent or on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.
(Signature Page Follows)
3

IN WITNESS WHEREOF, MONDELĒZ INTERNATIONAL, INC. has caused this instrument to be duly executed.
Dated: July 3, 2024

MONDELĒZ INTERNATIONAL, INC.

By:
	Name:	Vitus Alig
	Title:	Senior Vice President, Global FP&A and Treasurer

Attest:

By:
	Name:	William Whisler
	Title:	Vice President, Treasury Capital Markets & Assistant Treasurer
[SIGNATURE PAGE TO GLOBAL NOTE]

CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein described in the within-mentioned Indenture.
Dated: July 3, 2024

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

OR

TSX TRUST COMPANY, as Authenticating Agent for the Trustee

By:
Name:
Title:
[SIGNATURE PAGE TO GLOBAL NOTE]

(Reverse of Note)
MONDELĒZ INTERNATIONAL, INC.
This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, all such Securities issued and to be issued under an Indenture dated as of March 6, 2015, between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as modified by the Supplemental Indenture No. 1, dated as of February 13, 2019, between the Company and the Trustee and the Supplemental Indenture No. 2 dated as of April 13, 2020, between the Company and the Trustee, and as further modified pursuant to Section 301 thereof in respect of the Notes by that certain Officers’ Certificate of the Company dated as of the date hereof (collectively, as modified, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Securities and of the rights, obligations, duties and immunities of the Trustee for each series of Securities and of the Company, and the terms upon which the Securities are and are to be authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.
As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of a series of the Securities designated therein as 4.625% Notes due 2031 (the “Notes”), initially issued in an aggregate principal amount of C$650,000,000 on July 3, 2024.
The Company may, without the consent of the Holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue price, issue date and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes. The additional notes may only be issued if they would be fungible with the Notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the Notes, shall constitute a single series of notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.
Change of Control
If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes, Holders may require the Company to repurchase all or any part (equal to C$2,000 or an integral multiple of C$1,000 in excess thereof) of their Notes pursuant to an offer (the “Change of Control Offer”) of payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the

Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will mail (or otherwise transmit as provided in the Indenture) a notice to Holders (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The Company must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Notes by virtue of such conflicts.
On the Change of Control Payment Date, the Company will, to the extent lawful:
•accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
•deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
•deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.
The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of C$2,000 or an integral multiple of C$1,000 in excess thereof.
The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
For purposes of the foregoing discussion of a repurchase at the option of Holders, the following definitions are applicable:
“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event).
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), respectively.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
Payment of Additional Amounts
All payments by the Company or its paying agent will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States, unless the withholding or deduction of such amounts is required by law or the official interpretation or administration thereof. The Company will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any note that is a Non-U.S. Holder (as defined below) or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof such additional amounts as are necessary to ensure that every net payment on such note, after deduction or withholding by the Company or its paying agent for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable absent such deduction or withholding. However, the Company will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the note, nor will the Company pay additional amounts for or on account of:
(a)any tax, assessment or other governmental charge that is imposed or withheld by reason of the existence of any present or former connection (other than a connection arising solely as a result of the mere fact of being a beneficial owner of a note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;
(b)any tax, assessment or other governmental charge that is imposed or withheld by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been treated as present in, or engaged in a trade or business in, the United States or (ii) having or having had a permanent establishment in the United States;

(c)any tax, assessment or other governmental charge that is imposed or withheld by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been treated as, for U.S. federal income tax purposes, a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;
(d)any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the Company’s classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);
(e)any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;
(f)any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by the Company or any paying agent from payments in respect of such note;
(g)any gift, estate, inheritance, sales, transfer, wealth, personal property or excise tax or any similar tax, duty, levy, assessment or other governmental charge;
(h)any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;
(i)any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(j)any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a note to comply with a request to comply with applicable certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge (including, for the avoidance of doubt, any backup withholding tax imposed pursuant to Section 3406 of the Code (any amended or successor provision) (relating to backup withholding tax));

(k)any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;
(l)any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner of a note being or having been treated as a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;
(m)any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing;
(n)any tax, duty, levy, assessment, or governmental charge that would not have been imposed but for an election by the holder or beneficial owner of the Notes, the effect of which is to make one or more payments in respect of the Notes subject to United States federal income tax, state or local tax, or any other tax, duty, levy, assessment or other governmental charge; or
(o)any combination of items (a) through (n) above.
In addition, the Company will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner” includes any person holding a note on behalf of or for the account of a beneficial owner.
The term “Non-U.S. Holder” means any beneficial owner of a Note that is not a U.S. Holder and is not a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes). The term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided above, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed with respect to payments on the Notes.
If the Company is required to pay additional amounts with respect to the Notes, the Company will notify the Trustee and Paying Agent pursuant to an officers’ certificate that specifies the additional amounts payable. If the Trustee and the Paying Agent do not receive such an officers’ certificate, the Trustee and Paying Agent will be fully protected in assuming that no such additional amounts are payable.
Optional Redemption
Prior to May 3, 2031 (the date that is two months prior to the scheduled maturity date for the Notes) (the “Par Call Date”), the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the Canada Yield Price, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on an Interest Payment Date falling on or prior to a redemption date shall be payable to the registered holders of the Notes (or one or more predecessor notes) of record at the close of business 15 days prior to the applicable Interest Payment Date, all as provided in the Indenture. Unless the Company defaults in the payment of the redemption price, interest on a note or portion thereof called for redemption will cease to accrue on the applicable redemption date.
“Canada Yield Price” means, in respect of any Notes being redeemed, the price, in respect of the principal amount of the Notes, calculated by the Company as of the third business day prior to the redemption date of such Notes, equal to the sum of the present values of the Remaining Scheduled Payments using a discount rate equal to the Government of Canada Yield on such business day plus 31 basis points.
“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by the Company, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond maturing on the Par Call Date would carry if issued in CAD in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the Par Call Date.
“Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of principal of and interest on such Notes that would be due after the related redemption date if the note were redeemed on the Par Call Date. If the redemption date is not an Interest Payment Date with respect to the Notes to be redeemed, the amount of the next succeeding scheduled interest payment on such Notes will be reduced by the amount of interest accrued on such Notes to, but excluding, the redemption date.
If money sufficient to pay the redemption price on the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption.
The Company will, or will cause the Trustee or Paying Agent on its behalf to, provide notice of a redemption by first-class mail (or otherwise transmit in accordance with applicable procedures of the Depositary) to holders of the Notes to be redeemed at least 10 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. On or before the redemption date, the Company will deposit with the Paying Agent or set aside, segregate and hold in trust (if the Company is acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such Notes to be redeemed on that redemption date. If fewer than all of the Notes are to be redeemed, the Paying Agent will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called for redemption by such method as the Paying Agent deems fair and appropriate and in accordance with the applicable procedures of the Depositary; provided, however, that no Notes of a principal amount of C$2,000 or less shall be redeemed in part.
Redemption for Tax Reasons
The Company may redeem the Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 10 days’ notice (with written notice to the Trustee no less than 10 days (or such shorter period as agreed by the Trustee) prior to the sending of such redemption notice in the event the Trustee is engaged by the Company to send such notice or cause such notice to be sent in the Company’s name and at its expense) at a redemption price equal to the principal amount of such Notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:
•as a result of any change in or amendment to the laws, regulations or rulings of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after the date of the issuance of such Notes, the Company has or will become obligated to pay additional amounts with respect to the Notes as described above under “Payment of Additional Amounts,” and the Company, in its business judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to the Company; or
•on or after the date of the issuance of such Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to the Notes, and the Company, in its business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to the Company.
If the Company exercises its option to redeem the Notes, the Company will deliver to the Trustee a certificate signed by an authorized officer stating that the Company is entitled to redeem the Notes and an opinion of independent tax counsel selected by the Company to the effect that the circumstances described in the above bullets exist. The Trustee and the Paying Agent will accept and will be entitled to conclusively rely upon such officer’s certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for the Company to exercise its right to redeem the Notes, which determination will be conclusive and binding on the Holders of the Notes.
Defeasance
The Indenture contains provisions for defeasance at any time of the entire principal of all the Securities of any series upon compliance by the Company with certain conditions set forth therein.
However, in respect of the Notes, the term “Government Obligations” as used in the Indenture shall instead mean (x) any security that is (i) a direct obligation of the Government of Canada or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the Government of Canada the payment of which is fully and unconditionally guaranteed by the Government of Canada or the central bank of the Government of Canada, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.
Events of Default
Section 501 of the Indenture shall be applicable to the Notes. If an Event of Default (other than an Event of Default described in Section 501(a)(4) or 501(a)(5) of the Indenture) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the Notes of this series then Outstanding may declare the entire principal amount of the Notes of this series due and payable in the manner and with effect provided in the Indenture. If an Event of Default specified in Section 501(a)(4) or Section 501(a)(5) of the Indenture occurs with respect to the Company, all of the unpaid principal amount and accrued interest then outstanding shall ipso facto become and be immediately due and payable in the manner and with the effect provided in the Indenture without any declaration or other act by the Trustee or any Holder.
Amendments
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of more than 50% in aggregate principal amount of the Securities at the time Outstanding of each series issued under the Indenture to be affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of that series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.
Payment
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.
Certificated Notes
The Notes will be issued in fully registered, certificated form, registered in the names of persons other than the Depositary or its nominee only if (i) the book-entry only system of the Depositary ceases to exist, (ii) the Company determines that the Depositary is no longer willing or able to discharge properly its responsibilities as depositary with respect to the Notes and the Company is unable to locate a qualified successor, (iii) the Company, at its option, elects to terminate the record book-entry system of the Depositary, (iv) required by law or (v) an Event of Default under the Indenture with respect to the Notes has occurred and is continuing.
In any such instance, an owner of a beneficial interest in Global Notes will be entitled to physical delivery in definitive form of the Notes represented by Global Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Any Notes so issued in definitive form will be issued as registered in minimum denominations of C$2,000 and integral multiples of C$1,000 thereafter, unless otherwise specified by the Company. Such definitive form of the Notes can be transferred by presentation for registration to the Registrar and Transfer Agent, as set forth below under “Transfer, Registration and Exchange.”
Paragraph 6 of Section 303 of the Indenture shall not apply in respect of the Notes; the Depositary shall not be required to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or any other applicable statute or regulation, provided, however, the Depositary shall be recognized by the Ontario Securities Commission as a “clearing agency” under the Securities Act (Ontario).
Transfer, Registration and Exchange
As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of TSX Trust Company (the “Registrar and Transfer Agent”) in Toronto, Ontario, or at any other office or agency of the Company maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar and Transfer Agent duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon due or one or more new notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form without coupons in denominations of C$2,000 and any multiple of C$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a like tenor and of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
The Company, the Trustee for the Notes and any agent of the Company or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, such Trustee nor any such agent shall be affected by notice to the contrary.
Other
The Notes are not subject to a sinking fund.
THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Certain terms used in this Note which are defined in the Indenture have the meanings set forth therein.

ASSIGNMENT FORM
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:
PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and address of Assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably, constituting and appointing to transfer the said Note on the books of Mondelēz International, Inc. with full power of substitution in the premises.

Dated:
Signature of Transferor
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

Guarantor’s Signature/Stamp
NOTICE: The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”.

SCHEDULE OF INCREASES OR DECREASES IN NOTE
The initial principal amount of this Note is C$[_] ([_] MILLION CANADIAN DOLLARS). The following increases or decreases in this Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized officer of Trustee or custodian